Exhibit 10.2
LICENSE AGREEMENT
     THIS AGREEMENT made as of this 19th day of December, 2003, by and between COLT DEFENSE LLC (“LICENSEE”), a Delaware limited liability company, with its principal place of business located at 547 New Park Avenue, West Hartford, Connecticut 06114, and NEW COLT HOLDING CORP. (“COLT”), a Delaware corporation, with its principal place of business c/o Sciens Capital Partners, 767 Fifth Avenue, Suite 4605, New York, New York 10153.
WITNESSETH:
     WHEREAS, LICENSEE is engaged in the business of the manufacture, distribution and sale worldwide of firearms, spare parts and related products and other products and services to military purchasers and of firearms other than handguns, plus spare parts and related products, to law enforcement purchasers; and
     WHEREAS, COLT is the owner of the trademarks, both as registered marks and as common law marks, described in Exhibit “A” attached hereto (the “COLT Trademarks”); and
     WHEREAS, in connection with its business LICENSEE desires to continue to use the COLT Trademarks (which LICENSEE is currently using pursuant to a Sublicense Agreement dated as of November 4, 2002, between LICENSEE and Colt’s Manufacturing Company, Inc.), and COLT is desirous of licensing the COLT Trademarks to LICENSEE subject to the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, it is agreed as follows:
     1. DEFINITION
     For purposes of this Agreement the term “Products” shall mean: (i) any products or services manufactured, marketed and sold worldwide to the officially organized and recognized armed forces of any country, including without limitation all firearms, spare parts and related products; and (ii) any firearms other than handguns, plus spare parts and related products, manufactured, marketed and sold worldwide to the officially organized and recognized law enforcement agencies of any jurisdiction. Without limiting the foregoing, the term “Products” shall be understood to refer to the designated products or services as sold or provided only in the designated markets and shall not include any products or services sold or provided to or for any commercial or consumer (wholesale or retail) customers.
     2.  TERM
     This Agreement shall become effective as of midnight, January 1, 2004 (the “Effective Date”) and shall continue to December 31, 2023. Thereafter, LICENSEE shall have the right to extend the term of this Agreement for successive five year periods by giving notice to COLT of LICENSEE’s intent to extend no earlier than six months and no later than three months prior to the expiration date of the then current term. The provisions of this Section 2 shall be subject to Sections 8,15 and 16.
     3. GRANT OF LICENSES AND RIGHTS
     (a) Upon the terms and conditions set forth herein, COLT hereby grants to LICENSEE, and LICENSEE hereby accepts, the exclusive, worldwide, sublicensable license (which is revocable under certain circumstances set forth below and assignable to the extent set forth in Section 10 of this Agreement) to use the COLT Trademarks (1) as part of its trade name “Colt Defense” (the “Trade Name”); (ii) as part of its rollmarks for the Products; and (iii) in the manufacture, marketing, promoting, advertising, sale and distribution of the Products. The LICENSEE shall use the COLT Trademarks only in the precise form in which the same appear in COLT’s trademark registrations thereof; if any, or in such other forms as may be approved in writing by COLT, shall use the COLT Trademarks and the Trade Name only on or in relation to the marketing and sale of the Products, and shall use the COLT Trademarks and the Trade Name only pursuant to, and in strict accordance with, all of the terms and conditions of this Agreement.
     (b) Any sublicenses granted hereunder by LICENSEE shall be on terms consistent with the terms of this Agreement. Without limiting the foregoing, such sublicenses shall incorporate the substance of the provisions of paragraphs (a), (c), (d) and (e) of this Section 3 and of Sections 5, 6 and 17, and the sublicensees shall be subject to the obligations of LICENSEE as stated therein, and the term of such sublicenses shall not exceed the term of this Agreement LICENSEE’S right to sublicense shall not extend to the Trade Name.
     (c) LICENSEE acknowledges that no license is granted hereunder for the use of the COLT Trademarks or the Trade Name in connection with or directly or indirectly to promote, publicize or otherwise encourage the sale of any product or service other than the Products.
     (d) LICENSEE shall not use or permit the use of any other mark, name or identification on any goods or services, or on any packaging, advertising or display associated with any such goods or services, in such a manner or in such close proximity to said COLT Trademarks as might be likely to cause confusion as to the identity or ownership of the COLT Trademarks or to weaken or dilute the distinctive character of said COLT Trademarks.
     (e) Nothing contained in this Agreement shall be construed to confer upon LICENSEE any right to have the Trade Name or any of the COLT Trademarks currently owned or owned hereafter by COLT or its affiliates registered in the name of LICENSEE or otherwise vest in LICENSEE equitable or legal title in any COLT Trademarks or the Trade Name.
     (f) The exclusivity of the license granted in Section 3(a) shall apply to COLT, meaning that COLT shall not itself use, or license or otherwise permit any other party to use, the COLT Trademarks on or in relation to any Products. Without limiting the foregoing, COLT further agrees that during the term of this Agreement (i) it will not market or sell any Product, and (ii) it will not allow COLT’s Manufacturing Company LLC. or any successor or assignee of said company to market or sell any Product. Except as expressly provided in this Section 3(f), nothing contained in this Agreement shall restrict or restrain COLT from the free, unrestricted and unqualified right to use or grant licenses to any other licensees of the COLT Trademarks currently owned or owned hereafter by COLT, on or in relation to the use, sale, promotion and distribution of any goods or services, or otherwise to market or sell any goods or services.
     (g) COLT represents and warrants that it owns all right, title and interest in and to the COLT Trademarks; that as of the date of this Agreement it has no knowledge of any claim that any of the COLT Trademarks, or the use thereof on any Product pursuant to the terms of this Agreement, infringes or will infringe on the rights of any other party, and that it has all power and authority necessary to grant the license described in this Agreement.
     (h) COLT acknowledges that LICENSEE is the owner of the trademarks described on Exhibit A as property of LICENSEE and that COLT has no right to use said trademarks in such form, without prejudice to COLT’s ownership of and rights to use the COLT Trademarks that contain said trademarks subject to the terms of this Agreement. This Agreement shall not limit or restrict the use by LICENSEE of said trademarks, provided that LICENSEE does not violate the terms of this Agreement or infringe on any rights of COLT.
     (i) Because it is possible that distributor sales of Match Target rifles will not always be consistent with the provisions of Sections 3(a) and 3(f), to the extent it proves necessary the parties will in good faith negotiate procedures for an allocation and assignment of revenues from the sale of Match Target rifles to fairly reflect as far as may be reasonably practical the results that would have been obtained if such distributors had in all such sales acted consistently with such provisions.
     (j) COLT acknowledges that the COLT Trademarks are the only trademarks owned by COLT that LICENSEE is using in its business as of the date of this Agreement.
     4. ARTWORK
     (a) Upon reasonable request by LICENSEE, COLT shall supply LICENSEE -with reasonable amounts of artwork comprising the COLT standard licensing package, to the extent it has already been created, depicting the COLT Trademarks for use in connection with the Products. The cost of providing copies of such artwork, and the cost of both producing and providing copies of artwork, which is specifically prepared for LICENSEE or the reproduction thereof, shall be paid by LICENSEE.
     (b) LICENSEE may produce, directly or, at its specific request and direction, by any other person approved by COLT, any artwork LICENSEE needs in connection with this Agreement, and subject to obtaining COLT approval, pursuant to Section 5 may reproduce and use such artwork for the purposes set forth in and subject to the limitations and requirements imposed by this Agreement.
     5. APPROVALS AND QUALITY PROGRAM
     (a) LICENSEE shall, before disseminating any materials or Product containing or displaying or otherwise using the COLT Trademarks or the Trade Name, obtain COLT’s written approval of such materials and the use of the COLT Trademarks on the Product (which approval shall not be unreasonably withheld or delayed). LICENSEE shall furnish COLT, free of cost, two (2) samples of each of the materials and two (2) sets of the Product or, when the latter is not practicable, shall make Product examples or models available to COLT for inspection. All Products shall conform to the quality and workmanship of prototypes and/or designs, and any upgrades or new versions thereof, previously reviewed by COLT and approved by it. LICENSEE shall cause to be used the best industry standard quality control procedures, or if applicable the relevant official government specifications, to ensure that the Products will consistently comply with the approved product quality standards. Under no circumstances shall LICENSEE be permitted to sell, distribute, give away or otherwise deal in any Product that bears a distortion of the COLT Trademarks, or that does not comply with the highest quality standards and specifications or government laws, regulations, ordinances or enactments. Quality standards may not be reduced except upon written request by LICENSEE and upon written consent of COLT. The parties shall agree on reasonable procedures for applying the provisions of this Section 5(a) and of Section 5(b) so as to avoid the unlawful use or disclosure of government classified or other government confidential information.
     (b) After the approval of COLT has been obtained, the materials and the Products produced and distributed by or on behalf of LICENSEE and its sublicensees may deviate from the samples or prototypes, provided that all Products shall at all times be of a quality and standard not materially less than that of the approved sample or prototype. In the event there is a decline in quality from the approved sample or prototype in the Products made or distributed by LICENSEE, COLT shall have the right to take all actions which it deems necessary to ensure that Products manufactured or sold using the COLT Trademarks are consistent with the reputation and prestige of the COLT Trademarks as a designation for quality products, including the right in the reasonable exercise of its sole discretion to withdraw its approval of such Product and/or terminate this License Agreement pursuant to Section 16.
     (c) LICENSEE warrants that (i) each Product shall be in compliance with all applicable federal, state and local laws and regulations and will be fit in the ordinary purposes for which it is intended to be used and will conform to all promises or affirmations of fact made on the container or label for such Product; (ii) there will be no design defect with respect to any of the Products; and (iii) all of the Products to the extent applicable, will contain adequate warnings presented in a reasonably prominent manner, in accordance with applicable laws and industry practice with respect to its contents and use. The foregoing is not to be construed to expand, nullify or contradict any limited warranty, exclusion or disclaimer made by LICENSEE to its customers or other third parties, and is for the sole benefit of COLT.
     (d) COLT shall at all times continue to use the Trade Name, and use and cause any other licensees to use the COLT Trademarks, in a manner, and on or in relation to products, consistent with the reputation and quality heretofore associated with the Trade Name, the COLT Trademarks and the Products.
     6. PROPRIETARY RIGHTS MARKINGS
     LICENSEE shall cause to appear on all Products produced hereunder, and on associated tags, packaging and the like and on related promotional materials such legends, markings and notices as COLT may reasonably request to evidence COLT’s ownership of the COLT Trademarks. Without limiting the foregoing, where Products or such materials bear COLT

Trademarks which are U.S. registered marks, such COLT Trademarks shall be displayed with ® adjacent to the trademark
     7. GOODWILL
     (a) LICENSEE recognizes the great value of the good will associated with the world famous COLT Trademarks and acknowledges (A) that all intellectual property rights therein (including trademark and copyright) and good will attached thereto belong exclusively to COLT, and (B) that the COLT Trademarks have acquired secondary meaning in the minds of the public. LICENSEE agrees that any and all uses and sales by LICENSEE of the COLT Trademarks under this Agreement shall inure to the benefit of COLT and that neither such uses or sales nor anything contained in this Agreement shall give or assign to LICENSEE or any other person or entity any right, title or interest in the COLT Trademarks, or in any properties owned by COLT, which are not licensed hereunder, except the right to use the COLT Trademarks specifically in accordance with the provisions in this Agreement. LICENSEE agrees that it will not, during the term of this Agreement or thereafter, challenge (i) COLT’s exclusive intellectual property rights, in and to the COLT Trademarks, (ii) the validity of the COLT Trademarks and any registrations thereof, or (iii) the validity of this Agreement or the licenses or rights granted herein, by way of claims, threats, litigation or otherwise.
     (b) LICENSEE shall, at COLT’s reasonable expense, cooperate fully and in good faith with COLT for the purpose of COLT’s securing and preserving COLT’s rights in and to the COLT Trademarks. LICENSEE shall cooperate fully with and assist COLT in the prosecution of any copyright, trademark or service mark applications concerning the COLT Trademarks that COLT may desire to file, and for that purpose, LICENSEE shall, upon request, supply to COLT enough samples of the Products or other material as may be required in connection with any such application. LICENSEE shall execute any instrument COLT shall reasonably deem necessary to record or cancel LICENSEE as a registered user of the trademarks of COLT included in the COLT Trademarks, it being understood that LICENSEE’s right to use the COLT Trademarks in any country for which the filing of a registered user application is required, or is requested by COLT, shall commence only upon the filing of such registered user application, and shall continue only so long as this Agreement is in effect. LICENSEE shall execute any instruments requested by COLT to accomplish or confirm the foregoing and hereby irrevocably appoints COLT as its attorney-in-fact to execute such instruments if LICENSEE does not do so.
     8. LICENSEE FEES
     (a) In payment for the initial twenty-year term of this Agreement LICENSEE has provided COLT with certain payments and other consideration as separately agreed by the parties, and COLT acknowledges the receipt and sufficiency thereof.
     (b) With each notice of extension of the term of this Agreement as described in Section 2, LICENSEE agrees to pay COLT $250,000, which shall constitute payment in full for such extension.
     (c) Other than the foregoing consideration, the licenses granted hereunder shall be royalty-free.

     9.  CONFIDENTIALITY
     The terms and conditions of this Agreement are of a confidential nature and, unless the other party gives its prior written approval therefor, neither party shall make any oral or written disclosure of such information either during or after the term of this Agreement, except to each party’s financial and legal advisors, secured creditors and other parties who have undertaken to maintain the confidentiality of such information or except as required by law. This restriction does not apply to information that is or becomes publicly available without fault of a party hereto.
     10. ASSIGNABILITY
     (a) Except as provided in Section 10(b), this Agreement may not be assigned by either party without the prior written consent of the other and any such purported assignment shall be ineffective.
     (b) Either party may assign this Agreement without the other’s consent in connection with any sale or other disposition of all or substantially all of its assets and business.
     (c) Any permitted assignment by either party shall not be effective unless the assignee or successor has explicitly agreed to be bound by and assume the applicable obligations of this Agreement.
     11. RELEASE AND INDEMNIFICATION
     (a) LICENSEE, for itself, its successors and assignees, agrees to and hereby does release COLT from any and all claims and liability for damage to property, property loss or personal injury or death which may be sustained by LICENSEE and which in any way arises from or is connected with performance of this Agreement or the sale of any Products. LICENSEE shall indemnify and hold COLT harmless from and against any and all foreseen and unforeseen liabilities to third parties, including any claim, damage, loss, expense or other injury (including reasonable attorney’s fees and other fees and costs), arising during or after the term of this Agreement in anyway arising out of LICENSEE’s activities hereunder, including without limitation any actual or alleged: (i) breach or violation by LICENSEE of this Agreement; (ii) other act of commission or omission outside the scope of LICENSEE’s authority, (iii) defect in the Product or other products permitted hereunder or their packaging, whether latent or patent including failure of said articles or their packaging, distribution, promotion, sale or exploitation to meet any Federal, state or local laws or standards; (iv) claim by any and all employees or subcontractors permitted by LICENSEE to produce or participate in the production of such articles; and (v) improper reproduction or use of the COLT Trademarks or of any copyright, service mark, patent, confidential information and privacy, publicity or other rights. In the case of a legal or other proceeding by a third person against LICENSEE and COLT, notwithstanding LICENSEE’s obligation hereunder, COLT shall have the right, in its discretion, to control all aspects of such proceeding (including choice of attorney and settlement) and LICENSEE shall assist and fully cooperate with COLT in connection with such proceeding provided that LICENSEE, at its own expense, shall have the right of appearance by counsel of its own selection.

     (b) COLT, for itself, its successors and assignees, agrees to indemnify and hold LICENSEE harmless from and against any and all foreseen and unforeseen liabilities to third parties, including any claim, damage, loss, expense or other injury (including reasonable attorney’s fees and other fees and costs), arising during or after the term of this Agreement in any way arising out of or connected with a claim that LICENSEE’s use of the Trade Name or the COLT Trademarks infringes on the rights of any other party, provided that this indemnity obligation shall not extend to any claim relating to a use by LICENSEE of the Trade Name or any COLT Trademark in violation of the terms of this Agreement. In the case of such a legal or other proceeding by a third person against LICENSEE and COLT, notwithstanding COLT’s obligation hereunder, LICENSEE shall have the right, in its discretion, to control all aspects of such proceeding (including choice of attorney and settlement) and COLT shall assist and fully cooperate with LICENSEE in connection with such proceeding provided that COLT, at its own expense, shall have the right of appearance by counsel of its own selection.
     12. CLAIMS AND INFRINGEMENT
     (a) LICENSEE shall immediately notify COLT in writing of any infringement or imitation of, or any other event or claim adverse to or in violation of COLT rights or interests in, the Trade Name or the COLT Trademarks that comes to LICENSEE’s attention, including claims of ownership of, or the right to use, the Trade Name or the COLT Trademarks or colorable imitations or variations thereof. Whether or not notified by LICENSEE, COLT shall subject to Section 12(b) and Section 12(c) have sole discretion to decide whether any communication or legal action is undertaken with respect to such events or claims and to control all aspects of such communication and action (including choice of attorney and settlement). LICENSEE shall not take any steps with respect to such events or claims, including any oral or written communication with the offending or adverse person, without the prior written specific instructions of COLT. LICENSEE shall at COLT’s reasonable expense, assist and fully cooperate with COLT in connection with any such communications and actions, and in connection therewith, LICENSEE will execute and deliver any and all documents and perform any and all acts related thereto.
     (b) If COLT, having received the notice from LICENSEE described in Section 12(a), declines or fails in a reasonably timely manner to take any action with respect to such infringement and fails upon the request of LICENSEE to provide an explanation of such failure or refusal that is reasonably acceptable to LICENSEE, then LICENSEE shall have the right to the extent permitted by law to take such action at its expense subject to Section 12(c). In such event, LICENSEE shall control all aspects of such action, COLT shall provide reasonable cooperation to LICENSEE at COLT’s expense.
     (c) Notwithstanding the provisions of Sections 12(a) and 12(b), neither COLT nor LICENSEE shall agree to any settlement of such an infringement dispute without the consent of the other, which shall not be unreasonably withheld. If damages or other compensation are received by either COLT or LICENSEE as a result of any such proceeding or settlement, COLT and LICENSEE shall in good faith negotiate a commercially reasonable division of such funds between them, taking into account all relevant factors including the relative harm incurred by each.

     13. INSURANCE
     LICENSEE shall maintain in full force and effect at its own expense during the term of this Agreement general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverage from a responsible insurance company having a Best’s Rating of no less than “A” providing adequate protection at least in the amount of $5,000,000, or such other amount as to which the parties shall agree, single aggregate for products liability and contractual liability, personal bodily injury and property damage arising out of alleged defects with respect to the Product and other products permitted hereunder. This insurance shall name COLT and its affiliates as additional insureds (to the extent permitted by the insurers), be primary and non-contributory with respect to any insurance carried by COLT; will contain a statement that such insurance is primary and that any insurance carried by COLT is neither primary nor contributory and also will contain a provision negating the “other insurance clause” therein. As proof of such insurance, a certificate of insurance naming COLT and its affiliates as insured parties will be submitted to COLT by LICENSEE before any of the Product and other products permitted hereunder are distributed or sold. COLT shall be entitled during the term of this Agreement to a certificate of insurance evidencing coverage, which shall be furnished to COLT by LICENSEE. The term “COLT” shall also include the affiliates, agents, employees, assignees, any sponsors, any advertising agency, and their respective officers, directors, agents and employees.
     14. NATURE OF RELATIONSHIP
     In the performance of this Agreement LICENSEE is acting solely as an independent contractor, and nothing in this Agreement shall be construed or applied to create a relationship of partners, agency, joint venturers or of employer and employee between LICENSEE and COLT.
     15. CESSATION OF BUSINESS
     This Agreement shall terminate forthwith in the event that LICENSEE ceases to carry on its business, or ceases to sell Products, or ceases to use the COLT Trademarks.
     16. TERMINATION FOR CAUSE
     (a) In the event of any material breach of this Agreement by LICENSEE, COLT shall have the right to terminate this Agreement unless LICENSEE cures such breach within ninety (90) days of notice thereof.
     (b) The provisions of Sections 7(a), 9, 11, 17 and 18 shall survive the expiration or termination of this Agreement.
     17. OBLIGATIONS ON EXPIRATION OR TERMINATION
     (a) Immediately upon the expiration or termination of this Agreement, all the rights granted to LICENSEE hereunder shall cease and revert to COLT, which shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination. Subject to the provisions of Section 18, upon and after such expiration or termination of this Agreement for whatever reasons, LICENSEE will immediately cease the further use of the COLT Trademarks or the Trade Name, or any further reference to them direct or indirect, as well as any trade name, trademarks, characters, symbols, designs, likenesses or visual representations of “Colt” as might be likely to cause confusion or deceive purchasers or prospective purchasers or dilute the COLT Trademarks. This includes the use of “Colt” as part of LICENSEE’S business name.
     (b) Upon termination or expiration of this Agreement for any reason whatsoever, LICENSEE shall return to COLT all artwork depicting the COLT Trademarks, including but not limited to, all reproductions and all artwork specially produced for LICENSEE by COLT or others, whether or not paid for by LICENSEE.
     (c) LICENSEE agrees that the COLT Trademarks and the Trade Name are distinctive and possesses special unique and extraordinary characteristics which would make difficult the assessment of the monetary damage which COLT would sustain by unauthorized use. Upon termination or expiration, should LICENSEE fail to cease use of the Trade Name or the COLT Trademarks or any element or portion thereof, such failure will result in immediate and irreparable injury to COLT, and, in addition to any provable damages and the right to the costs and expenses of any litigation, COLT shall be entitled to equitable relief by way of temporary and permanent restraining orders and injunctions and such other further relief as any court with jurisdiction may deem just and proper without necessity of posting a bond.
     18. DISPOSAL OF INVENTORY
     Within twelve (12) months of the expiration or termination of this Agreement. LICENSEE shall delete all COLT Trademarks from all Product inventory, or to the extent that such deletion is impractical, shall destroy all inventory of Product, that was on hand or in process at the time of expiration or termination, and shall destroy all advertising, promotional and display materials using, and all molds, plates, engravings, and/or mechanicals used to affix, the COLT Trademarks and the Trade Name. LICENSEE shall promptly furnish COLT with a certificate of destruction executed by LICENSEE to certify the destruction of same.
     19. NOTICES
     Notices and other communications required hereunder, except as provided below, shall be in writing and shall be deemed to have been properly given if delivered personally with receipt acknowledged or if mailed by certified mail, return receipt requested, or if transmitted by telex, telecopy, electronic mail or other like method with confirmation of receipt, to the addresses set forth in the fast paragraph of this Agreement. Either party may change the address for notices by giving appropriate notice under this Section. If notice is given to LICENSEE, such notice shall be made to the attention of Colt Defense LLC, 547 New Park Avenue, West Hartford, Connecticut 06110, Attention: Carlton S. Chen, Esq., Phone: (860) 244-1315, Fax: (860) 244-1475, E-Mail: cchen@colt.com. If notice is given to COLT, such notice shall be made to the attention of New Colt Holding Corp., c/o Sciens Capital Partners, 767 Fifth Avenue, Suite 4605, New York, New York 10153., Attention: John P. Rigas, Phone: (212) 935-9797, Fax: (212) 6884621, E-Mail: rigas@scienscapital.com. Notice shall be deemed given at the time of personal delivery, delivery to a common carrier, deposit in the mail or at time of giving by electronic means.
     20.  ENTIRE AGREEMENT
     This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and as of the Effective Date supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including without limitation the Sublicense Agreement dated as of November 4, 2002, between LICENSEE and Colt’s Manufacturing Company, Inc.
     21. GOVERNING LAW
     This Agreement, the rights and obligations of the parties and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Connecticut.
     22. BINDING EFFECT
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     23. SEVERABILITY
     If any provision herein is found to be unenforceable, invalid or illegal, such provision shall be deemed deleted from this Agreement, and the remainder of this Agreement shall not be affected or impaired thereby.
     24. AMENDMENT
     This Agreement may be amended or modified only by written agreement referencing this Agreement and executed by the parties hereto.

     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the date and year first above written.

NEW COLT HOLDING CORP.

By:	/s/ William M. Keys
Name: William M. Keys
Title: President

COLT DEFENSE LLC

By:	/s/ William M. Keys
Name: William M. Keys
Title: President
Agreed to with respect to the provisions of Section 3(f):

COLT’S MANUFACTURING COMPANY LLC

By:	/s/ William M. Keys
Name: William M. Keys
Title: President

EXHIBIT “A”
COLT Trademarks
For purposes of this Agreement, the term “COLT Trademarks” shall mean:
          COLT
          COLT (Stylized “C”)
          RAMPANT COLT (Design)

Trademark No.	Description
827,453	COLT AR-1 S
830,862	COLT AR-15 AND DESIGN
241,299	COLT M203 (EU)
241,240	COLT M4 (EU)
241,273	COLT M16 (EU)
1,506,634	COLT AR-15 (FR)
LICENSEE agrees to use the symbol “™” or “®”, at COLT’s direction, to indicate the common law or registered status of the COLT Trademarks used and further agrees to use notices in all literature accompanying the Product and other permitted products to disclose that the COLT Trademarks are used under license by COLT.

EXHIBIT “A”
COLT Trademarks
For purposes of this Agreement, the term “COLT Trademarks” shall mean:
          COLT
          COLT (Stylized “C”)
          RAMPANT COLT (Design)

Trademark No.	Description
827,453	COLT AR 15
830,862	COLT AR-15 AND DESIGN
241,299	COLT M203 (RU)
241,240	COLT M4 (EU)
241,273	COLT M16 (EU)
1,506,634	COLT AR-15 (FR)
LICENSEE agrees to use the symbol “™” or “®”, at COLT’s direction, to indicate the common law or registered status of the COLT Trademarks used and further agrees to use notices in all literature accompanying the Product and other permitted products to disclose that the COLT Trademarks are used under license by COLT.
COLT acknowledges that LICENSEE owns the common law and registered marks “AR-15,” “M4,” “M16” and “M203” when used other than as part of any COLT Trademark.